Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-259659 and No. 333-258823) on Form S-8 and Form S-1, respectively, of our report dated March 16, 2022, with respect to the consolidated financial statements and financial statement schedule II – Valuation Accounts of Hillman Solutions Corp.

/s/ KPMG LLP
Cincinnati, Ohio

March 16, 2022